Contents
To Our Shareholders	3
Financial and Operational Discussion	9
Earnings Webcast and Conference Call	14
Statements of Operations	15
Investor Notice	18
Forward-Looking Statements	18

Key Highlights

Revenues decreased 18% to $174.6 million
IN Q1 2026
from $213.9 million in Q1 2025.

Net loss decreased to ($1.3 billion)
IN Q1 2026
from ($533.2 million) in Q1 2025.

Adjusted EBITDA decreased to ($1.0 billion)
IN Q1 2026
compared to ($483.6 million) in Q1 2025.

Cost/petahash per day decreased by 3%
IN Q1 2026
from Q1 2025.

Energized hashrate ("EH/s") increased 33%
TO 72.2 EH/S IN Q1 2026
from 54.3 EH/s in Q1 2025.

Bitcoin holdings decreased 26%
TO 35,303 BTC (C. $2.4B)
Including 9,995 BTC loaned or pledged as collateral as of March 31, 2026.

Total blocks won decreased 2% to 653
IN Q1 2026
from 666 in Q1 2025.

Purchased energy cost per BTC $40,047
IN Q1 2026
for our owned sites.

Cost per kWh: $0.04
FOR Q1 2026.

Mined 2,247 BTC
IN Q1 2026.
No BTC was purchased in Q1 2026
        SHAREHOLDER LETTER Q1 2026                                                                                                                3

To Our Shareholders
Q1 2026 was a redefining quarter for MARA.
We advanced the Starwood strategic partnership from announcement to execution, closed our acquisition of a majority interest in Exaion, retired approximately 30% of our outstanding convertible debt, realigned the organization, and, after quarter end, announced a definitive agreement to acquire
Long Ridge Energy & Power ("Long Ridge") from FTAI Infrastructure Inc. (NASDAQ: FIP).

Together, these actions accelerate MARA's evolution into a leading digital infrastructure company built to convert energy into high-value compute across AI, HPC, and critical IT loads, and Bitcoin mining. We believe the next phase of digital infrastructure value creation will be shaped by control of power: where it is located, when it is available, and how it can be best monetized.
AI adoption is accelerating faster than power can be brought on to meet demand. As a result, we believe available connected energy is the constraint to AI compute growth and availability. The ability to source, control, and dynamically allocate connected power is a strategic advantage, and MARA is positioned to meet the demand.
Long Ridge: Building A Premier Data Center Campus
After quarter end, we announced a definitive agreement to acquire Long Ridge. We view Long Ridge as a strategic extension of our existing Hannibal operations – adding land and power that provides all the key ingredients for a premier data center campus – and not as a utility investment. Long Ridge wraps around our existing operations and combines powered land, owned generation, interconnection, and near-term cash flow in a way that can unlock meaningful AI and critical IT load capacity over time. As part of the transaction, we plan to retain Long Ridge's existing team, supplementing our expertise and providing a scalable operating platform for future growth.
At the core of our strategy is a simple idea: power is the most important input, and we want to deploy it across the highest-value applications. That includes AI and high-performance computing, critical IT infrastructure, and flexible compute, including Bitcoin mining. Power is at the core of that model –
owned, operated, behind-the-meter and grid-connected – and our objective is to dynamically allocate that power to maximize returns over time.
We believe Long Ridge will unlock what we have been building toward. Upon closing, it will establish a leading AI data center campus in the PJM Interconnection, one of the most active data center and power markets in North America, anchored by our existing footprint at Hannibal. And on top of that, we are acquiring a power plant. The 485 MW nameplate (expected to increase to 505 MW nameplate capacity in H2 2026) combined-cycle gas turbine is one of the most efficient combined-cycle gas
        SHAREHOLDER LETTER Q1 2026                                                                                                                4
turbines in the PJM interconnection, delivering contracted cash flows on ~76% hedged capacity. This is not a development bet. It is a current operating asset generating stable, visible cash flow from day one, with the opportunity to grow generation capacity over time.
The site sits on 1,600 acres of flat, contiguous land. The power is there. The land is there. The water is there. The fuel supply is there. And the interconnection is there. Assets of this scale and quality are increasingly difficult to replicate given the time, cost, and complexity required to secure power, land, permitting, and interconnection in today's market. We are acquiring assets that would take up to 10 years to assemble on our own.
Our existing Bitcoin mining operations at Hannibal continue without interruption as we work through the process of securing investment-grade, or shadow investment-grade, tenants, several of whom have already expressed inbound interest. We do not need to choose between our businesses. Taken together, we believe Long Ridge will give MARA a scaled, power-advantaged platform, immediate and durable cash flow upon closing, and a clear path to build one of the leading digital infrastructure campuses in the market.
We expect Long Ridge will continue to supply power to the grid and generate cash flow and positive
EBITDA upon closing. Our intention is to develop incremental capacity at the site and build a higher-
value digital infrastructure asset. The low-cost power plant is not the end product. It is the enabler that makes the campus more reliable, more differentiated, and more valuable. This is the essence of our vertical integration strategy: controlling low-cost power and infrastructure so we can compete more effectively as cost per token becomes an increasingly important factor for AI workloads.
Long Ridge brings together several sources of value:
•1,600 contiguous acres of powered land and premier AI campus potential: This vertically-integrated operational site combines owned generation, fuel integration, existing
PJM interconnection, and operates at less than $0.015/kWh all-in, a low-cost position that few can match. These attributes are scarce and difficult to replicate.
•Co-located Bitcoin mining: MARA's existing 200 MW Bitcoin mining operation sits on the same site, generates cash flow, and provides workload optionality as we develop the broader campus.
•Power generation with existing cash flow: The combined-cycle gas turbine plant has a 505
MW nameplate capacity, with 485 MW currently authorized for sale and an expected increase to the full 505 MW in 2H 2026. The plant operates at a high-capacity factor, has produced positive EBITDA and maintains contracted cash flow.
•Scalable platform: The site gives us over 1 GW of total potential capacity and the ability to scale to 600 gross MW of AI and critical IT load over time, supported by a combination of grid expansions and on-site power generation.
        SHAREHOLDER LETTER Q1 2026                                                                                                                5
We are engaged in active tenant discussions for Long Ridge and believe the site is well positioned for hyperscaler and enterprise customers whose infrastructure timelines are increasingly constrained by access to power. Subject to closing and tenant execution, we believe Long Ridge can support tenant commitments soon after closing, which we expect to occur in the second half of the year, subject to regulatory approvals, including clearance under the Hart-Scott-Rodino Act and Federal Energy
Regulatory Commission approval, as well as satisfaction of other customary closing conditions.
Starwood Strategic Partnership: Progress, Pipeline, and Economics
Our strategic partnership with Starwood to jointly develop, finance, and operate next generation digital infrastructure made meaningful progress during the quarter as we moved from announcement to execution. We are advancing permitting and site preparations across our portfolio and are engaged in active discussions with multiple potential tenants, including major hyperscalers. Currently, approximately 90% of our non-hosted capacity is being considered for site conversion for AI and critical IT compute. Our focus is on developing infrastructure capable of generating durable, contracted revenue from scarce, high-value energy assets.
We are also actively pursuing a pipeline of powered land and infrastructure opportunities that can fit into the same model. Our expectation is to sign one or more tenant leases by year-end, and we intend to disclose the number of megawatts under contract as the pipeline converts into signed commitments.
The partnership is designed to unlock the value embedded in MARA's power and land portfolio while limiting the incremental capital required from our balance sheet.
In contrast to a traditional lease, the JV structure gives MARA several built-in advantages:
1.Starwood as a trusted counterparty: Starwood brings more than 30 years of global investment expertise and a dedicated data center development platform, with experience across more than 7 GW of data center capacity worldwide.
2.Captive EPC partner: Starwood leads design, development, construction, and facility operations, giving MARA a proven and experienced development partner without needing to source or manage third-party contractors.
3.Capital efficient for MARA: When MARA contributes a site to a joint venture, that contribution is valued using pre-agreed, site-specific economics tied to the site's power, land, interconnection, and development attributes. That value gives MARA equity credit in the project before new cash is required.
In addition to capital, Starwood contributes its development capabilities, including hyperscaler leasing experience, in-house EPC expertise, construction oversight, and institutional discipline around tenant and project risk. This structure allows MARA to retain meaningful ownership in large-scale AI infrastructure projects while partnering with an experienced developer of complex real estate and
        SHAREHOLDER LETTER Q1 2026                                                                                                                6
infrastructure assets. The result is a more capital-efficient path to value creation than MARA would likely achieve by developing these assets alone.
Hypothetical 200 MW site example
A hypothetical example illustrates the potential economics under the strategic partnership:
•MARA contributes a 200 MW site at an agreed value, resulting in a site contribution value of
$200 million.
•The project incurs pre-construction and site-readiness costs, such as power deposits, land-
related costs, fiber upgrades, and other investments needed to make the site leasable for a tenant.
•Because MARA's site contribution is recognized upfront as equity, MARA's cash requirements are deferred until its site contribution has been fully credited against the project's capital needs. From there, MARA's ownership stake is proportional to its total contribution relative to the project's capital requirements. In the illustrative 200 MW project, MARA could achieve 50%
ownership with up to $50-100 million of net annualized stabilized cash flow (based on a range of 9-15% yield on cost) for little to no incremental equity exposure beyond its site contribution.
•As projects become larger, MARA’s contribution value is fixed and therefore the capital exposure for the growth is more proportional between each counterparty. This would reflect more traditional data center build capital requirements, which also utilize ~80% LTV construction financing.
The chart below illustrates the relative value of powered site acquisitions on a $/gross kW basis,

Capital Invested ($/Gross kW)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$--
Total Build Multiple
Debt
Total Equity
SDV Portion (50%)
MARA Site Contribution
MARA Net Investment Exposure

This is the economic power of the strategic partnership. MARA can convert the embedded value of its power portfolio into ownership in scaled AI infrastructure assets without bearing the full development cost, construction burden, or execution risk on its own.
        SHAREHOLDER LETTER Q1 2026                                                                                                                7
Importantly, the Starwood model is not intended to be a one-time transaction. As we continue to aggregate land and power assets, our goal is to place appropriate assets into this JV structure so
MARA can pursue large-scale digital infrastructure value creation in a capital-efficient manner.
Exaion: A Private Cloud Pathway and International Growth Platform
While the Starwood joint venture addresses the large-scale, hyperscale end of the AI infrastructure market, Exaion addresses a different but complementary segment: sovereign, enterprise, and private-
cloud AI compute. Together, they give MARA two pathways into AI, both grounded in the same foundation of energy-backed infrastructure and both serving real and growing demand.
Governments and enterprises are increasingly prioritizing local control over compute, data residency, security, and trusted AI infrastructure, particularly across Europe and Canada. This is not a niche requirement. As AI policy evolves and data sovereignty standards tighten, more AI workloads will require infrastructure that is jurisdictionally controlled, compliance-ready, and independent of hyperscale-only platforms. We believe Exaion is positioned to serve that demand.
Exaion also gives MARA a platform to develop capacity internationally as market demand grows.
While we are still early in this effort and expect to provide more detailed pipeline and roadmap information in the future, Exaion is directly aligned with our broader vision.
The Starwood joint venture and Exaion are different expressions of the same thesis. The JV pursues large-scale colocation and digital infrastructure for hyperscalers. Exaion pursues private cloud, sovereign AI, and enterprise deployments in regulated markets. Both depend on MARA's core capability: controlling and monetizing energy-backed infrastructure. Together, they expand our addressable opportunity across two large and growing segments of the AI infrastructure market.
Exaion is part of our broader international strategy to position MARA as a power-advantaged digital infrastructure platform beyond the United States. Building on our proven success in the UAE, Finland and our recent launch in Oman, we are continuing discussions with international partners to develop data center campuses outside of the United States, including with major energy companies in France,
Brazil, and Saudi Arabia, across energy-rich regions where access to reliable, scalable power supports long-term infrastructure development.
Bitcoin Mining: Core Business Update
Bitcoin mining is not a legacy business we are moving away from. It is the operational foundation on which we are building. Our strategy centers on co-locating new infrastructure with existing Bitcoin mining operations, allowing us to monetize power assets immediately while leveraging the operational discipline and infrastructure expertise that mining provides. This approach creates flexibility: we can generate revenue today through Bitcoin mining while preserving the option to redirect power toward
AI and critical IT loads as those opportunities mature on the same sites.
        SHAREHOLDER LETTER Q1 2026                                                                                                                8
We continue to believe the broader bitcoin market is supported by institutional demand, while retail participation remains comparatively subdued. In our view, that creates a constructive setup over time, with a bias to the upside if institutional buying continues and retail demand returns.
During the quarter, we acquired 2.4 EH of next-generation used ASIC miners at prices equivalent to a full replacement. This allowed us to improve fleet efficiency in a capital-disciplined manner, upgrading compute capacity without paying the full cost of new hardware. Going forward, we do not expect to pursue large-scale ASIC purchases. Our approach will remain selective, targeted, and grounded in clear economic return.
Looking Ahead
The actions we have taken so far this year were purposeful and interconnected. The Starwood joint venture creates a capital-efficient path to convert our power portfolio into AI infrastructure ownership.
We expect Long Ridge will add a differentiated land and power platform for an AI and critical IT compute campus that builds around our existing Hannibal operations. Exaion gives us a second AI pathway into sovereign and private cloud enterprise markets. Balance sheet actions reduced potential dilution and increased financial flexibility. And Bitcoin mining continues to be our foundation, providing the operational basis for the broader platform.
We recognize that MARA's evolution requires disciplined execution, thoughtful capital allocation, and continued investor engagement as the company moves beyond how the market has historically understood it. We also recognize that the market is increasingly focused on demonstrated progress in tenant leasing and contracted megawatts. We intend to communicate clearly as our pipeline advances.
MARA is redefining itself as a digital infrastructure company designed to control and monetize high-
value energy assets across multiple compute markets. This transition is already underway and Q1
2026 was an important step forward. The work ahead is to execute with discipline, convert strategy into signed contracts and contracted megawatts, and ultimately create measurable shareholder value.
Sincerely,
MARA Chairman & CEO
        SHAREHOLDER LETTER Q1 2026                                                                                                                9

First Quarter Financial and Operational Discussion
Highlights
–As of March 31, 2026, we delivered record energized
hashrate of 72.2  EH/s, increasing 33% from 54.3 EH/s as
of March 31, 2025.
–Revenues decreased 18% to $174.6 million in Q1 2026
from $213.9 million in Q1 2025.
–At March 31, 2026, we held 35,303 BTC (including digital
assets - receivable, net). During Q1 2026, we produced
2,247 BTC at an average price of $76,288 and sold
20,880 BTC at an average price of $70,137.
–Total blocks won decreased 2% in Q1 2026 to 653 from
666 in Q1 2025.
–Our cost per kWh was $0.04 for our owned sites in 2026.
Purchased energy cost per bitcoin was $40,047 in Q1
2026, up from $35,728 in Q1 2025.
–Cost per petahash per day improved 3% from $28.5 in Q1
2025 to $27.6 in Q1 2026.
–Net loss was ($1.3 billion), or ($3.31) per diluted share, in
Q1 2026 compared to net loss of ($533.4 million), or
($1.55) per diluted share, in Q1 2025. Net loss during the
quarter includes $1.0 billion loss related to the fair value of digital assets
–Adjusted EBITDA was ($1.0 billion) in Q1 2026, compared
to ($483.6 billion) in Q1 2025, primarily due to a decrease
in the fair value of our bitcoin holdings.
–Combined unrestricted cash and cash equivalents and
BTC (including bitcoin loaned or pledged as collateral) of
$2.9 billion as of March 31, 2026.
–Deployed approximately 5,000 new miners with current
fleet efficiency of 17.6 joules per terahash ("J/TH") as of
March 31, 2026.
–Loaned 5,742 BTC under our digital asset management
strategy, generating approximately $6.4 million of
interest income for the quarter ended March 31, 2026.
–Realigned business operations and reduced workforce
by 15%, providing combined annualized savings of
$12 million.
–No at-the-market offering program ("ATM") usage since
September 2025.
–Strengthened balance sheet by retiring ~30% of
outstanding convertible debt at a discount of 9% to par
value.
–Announced a definitive agreement to acquire Long
Ridge, a 505 MW3 nameplate flexible compute campus
with immediate cash flow expected upon closing.
–Completed our acquisition of a majority interest in Exaion
and are actively advancing its integration to expand our
private cloud capabilities.
–Progressed Starwood strategic partnership from
announcement to active development, with ~90% of
non-hosted capacity under consideration for digital
infrastructure site conversion.
–Improved mining fleet efficiency through acquisition of
2.4 EH of next-generation used ASIC miners at favorable
pricing.
First Quarter Production Highlights

	Prior Quarter Comparison
Metric	Q1 2026	Q4 2025	% Δ
Number of Blocks Won	653	595	10%
BTC Produced	2,247	2,011	12%
Average BTC Produced per Day	25.0	21.9	14%
Share of Available Miners Rewards (1)	5.5%	4.8%	N/A
Energized Hashrate (EH/s) (2)	72.2	66.4	9%
1.Defined as the total amount of block rewards including transaction fees that MARA earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period.
2.Defined as the amount of hashrate that could theoretically be generated if all miners that have been energized are currently in operation including miners that may be temporarily offline.
Hashrates are estimates based on the manufacturers’ specifications. All figures are rounded.
3.Currently authorized to sell 485 MW; expected to increase to full 505 MW nameplate in 2H 2026.
        SHAREHOLDER LETTER Q1 2026                                                                                                                10
REVENUE
Our revenues decreased 18% to $174.6 million from
$213.9 million in the first quarter of 2025. This decrease
was primarily driven by an 18% decrease in the average
price of bitcoin, which contributed approximately $33.1
million to the decrease, with the remaining $2.5 million
attributable to a decrease in bitcoin production. In
addition, a $3.7 million decrease in other revenues, was
primarily reflecting revenue from other digital assets and
hosting services in the prior year period.

Revenues
$213.9M
$238.5M
$252.4M
$202.3M
$174.6M
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

We produced an average of 25.0 BTC each day during
the first quarter of 2026, compared to 25.4 BTC each day
during the prior year period, which resulted in 39 less
BTC mined in the first quarter of 2026 compared to the
prior year period. In Q1 2026, we produced 2,247 BTC
compared to 2,286 in Q1 2025. Furthermore, we saw a
2% decrease in the number of blocks won in the quarter
compared to the first quarter of last year.

BTC Block Production
666
694
633
595
653
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

BTC USD*
$82,534
$107,173
$114,068
$87,498
$68,222
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

*Price of BTC as of last day of quarter
NET LOSS
We reported net loss of ($1.3 billion), or ($3.31) per
diluted share, in the first quarter of 2026, compared to
net loss of ($533.4 million), or ($1.55) per diluted share, in the first quarter of 2025.
The $729.0 million increase in net loss was primarily
driven by a $520.4 million increase in operating loss,
largely due to unfavorable bitcoin mark-to-market
adjustments of ($1.0 billion) and restructuring costs of
$45.9 million during the quarter.
The price of BTC declined 22% from December 31, 2025
to March 31, 2026, resulting in net loss being negatively
impacted by a change in fair value of digital assets
(including digital assets - receivable, net) of ($1.0 billion)
during the first quarter of 2026.
        SHAREHOLDER LETTER Q1 2026                                                                                                                11

Net Income (Loss) in relation to Bitcoin Mark-to-Market
$808.2M
$123.1M
($533.4M)
($1.7B)
($1.3B)
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Net Income (Loss)
BTC MTM

PURCHASED ENERGY COSTS
We define purchased energy costs as the amount paid
to power providers for power consumed related to our
owned Bitcoin mining operations. Our purchased energy
costs in the first quarter of 2026 were $44.7 million,
compared to $43.5 million in the prior year period. The
increase was primarily driven by the expansion of our
owned mining sites and a 33% increase in our total
hashrate to 72.2 EH/s.

Energized Hashrate (EH/s)
54.3
57.4
60.4
66.4
72.2
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

Our cost per kWh was $0.04 for our owned sites in Q1
2026. Purchased energy cost per bitcoin for our owned
and operated sites was $40,047 in Q1 2026, compared to
$35,728 in Q1 2025. The increase was primarily due to
higher global network difficulty, which outpaced our
hashrate growth and reduced bitcoin mined per unit of
energy. The increase in power costs was largely driven
by adverse weather events.
OPERATING AND MAINTENANCE COSTS
Operating and maintenance costs during the first
quarter of 2026 totaled $30.6 million compared to $19.8
million in the prior year period, an increase of $10.8
million. The increase was primarily due to a $5.4 million
acceleration in the amortization of spare parts used to
repair miners, maintenance costs associated with the
expansion of our mining fleet and increased labor costs
to support a larger operational footprint.
THIRD-PARTY HOSTING AND OTHER
ENERGY COSTS
Third-party hosting and other energy costs consist of co-
location services related to third-party hosted sites and
energy expenses related to mining digital assets other
than bitcoin. Third-party hosting and other energy costs
in the first quarter of 2026 were $70.0 million, compared
to $68.2 million in the prior year period, an increase of
$1.9 million. The increase was primarily driven by higher
power consumption and utilization at certain third-party
hosted sites, partially offset by downtime due to winter
storms at other third-party hosted sites during the
quarter.
COST PER PETAHASH
Our cost per petahash per day improved 3% from $28.5
in the first quarter of 2025 to $27.6 per petahash per day
in the first quarter of 2026. Over the past 11 quarters, our cost per petahash has improved by 42%.

Daily Cost per Petahash
$28.5
$28.7
$31.3
$30.5
$27.6
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

        SHAREHOLDER LETTER Q1 2026                                                                                                                12
GENERAL AND ADMINISTRATIVE
In the first quarter of 2026, general and administrative
("G&A") expenses, excluding stock-based compensation,
were $57.7 million, compared to $36.9 million in the prior
year period. The increase reflects the scaling of our
operations, higher personnel costs associated with
headcount growth from the prior year period, and
administrative fees in support of our expanded global
footprint through acquisition and integration costs.
Included in our G&A in the first quarter of 2026 was
acquisition and integration costs of $11.0 million.
During the quarter, we realigned our business operations
and reduced workforce by 15%, providing combined
annualized savings of $12 million. This was a difficult
decision, but a deliberate one. The organization required
to scale a Bitcoin mining platform is not the same
organization required to build a digital infrastructure
company, and as we expand into AI and digital
infrastructure monetization, we need sharper focus and a
talent base aligned with where MARA is going. We are
grateful to the colleagues who helped build this
company, and we believe these changes position us well
for the next chapter. Following this restructuring, we
expect our quarterly G&A run-rate, excluding stock-
based compensation and acquisition and integration
costs, to trend below the Q1 level as these savings are
realized over time.
DEPRECIATION AND AMORTIZATION
Depreciation and amortization in the first quarter of 2026
was $191.6 million, a $33.7 million increase compared to
the prior year period. The 21% increase was primarily
driven by the $20.1 million of accelerated depreciation of
certain mining rigs, as well as the deployment of
additional mining rigs and expansion of our business.
ADJUSTED EBITDA
Adjusted EBITDA in the first quarter of 2026 was ($1.0
billion), compared to ($483.6 million) in the prior year
*including BTC loaned, actively managed or pledged as collateral period. While first quarter 2026 revenue declined
compared to the prior year period, the decrease in
bitcoin price led to a significant negative mark-to-market
change in the fair value of digital assets.
BALANCE SHEET
At quarter end, we held 35,303 bitcoin, including 9,995
bitcoin loaned or pledged as collateral. During Q1 2026,
we mined 2,247 BTC. As of March 31, 2026, our BTC
holdings were valued at approximately $2.4 billion based
on a spot price of $68,222 per bitcoin.
UPDATE ON CONVERTIBLE DEBT
We took meaningful action during the quarter to
strengthen our balance sheet by retiring approximately
30% of our outstanding convertible debt at a discount.
This reduced leverage, lowered potential future dilution,
and improved our ability to allocate capital toward
higher-return strategic opportunities.
We funded a portion of this debt reduction by
monetizing our bitcoin, which reflects how we think
about bitcoin within our broader capital allocation
framework and it remains an important reserve asset.
During the quarter, we sold approximately $1.5 billion of
bitcoin. These funds were used to repurchase, at a
discount, over $1 billion of the face value of our 2030 and
2031 notes, and reduce our line of credit by $200 million.
In addition, we refinanced $150 million of our line of
credit at a 7% interest rate, versus 10.5% that we were
previously paying.

BTC Holdings*

47,531 BTC
49,951 BTC
52,850 BTC
53,822 BTC
35,303 BTC
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

Cash and cash equivalents totaled $513.7 million as of
March 31, 2026, down from $547.1 million as of
December 31, 2025. Combined, our balance of cash and
BTC (including bitcoin loaned or pledged as collateral)
was approximately $2.9 billion at quarter end.
        SHAREHOLDER LETTER Q1 2026                                                                                                                13

Unrestricted Cash and
Cash Equivalents & Total BTC
Holdings*
$4.1M
$5.4M
$6.8M
$5.3M
$2.9M
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

*including BTC loaned, actively managed and pledged as collateral
DIGITAL ASSET MANAGEMENT
As of March 31, 2026, we held a total of 35,303 bitcoin,
including 9,995 bitcoin that were loaned or pledged as
collateral. As such, approximately 28% of our total
holdings were activated through our digital asset
management strategy. Under our lending arrangements,
a total of 5,742 bitcoin were loaned to counterparties,
generating approximately $6.4 million of interest income
during the year. Bitcoin is an important reserve asset.

MARA's BTC Holdings
As of March 31, 2026	Quantity
Bitcoin, unrestricted	25,308

Bitcoin - Receivable
Bitcoin - Loaned	5,742
Bitcoin - Pledged as Collateral	4,253
9,995
Total	35,303
Historically, we held the bitcoin we produced as a long-
term investment and in 2025, we began selling bitcoin to
fund operations. As 2026 progresses, we expect to
continue to monetize bitcoin opportunistically to
enhance our financial flexibility, including to provide
liquidity or to fund capital projects and other initiatives
that we believe enhance long-term shareholder value,
subject to market conditions and our capital allocation
priorities.
CAPITAL SOURCES
In response to the more volatile bitcoin price
environment, we have elected not to use our ATM since
the end of Q3 2025 and instead funded operations
through the sale of a portion of our mined bitcoin.
As of March 31, 2026, we held $2.9 billion in liquid assets.
UPDATE ON LONG RIDGE ACQUISITION
Regarding the pro forma capital structure we expect to
have in place at Long Ridge upon closing, the $400
million term loan is expected to be repaid at closing. We
are also currently conducting a consent solicitation to
waive the change-of-control provision in Long Ridge's
$600 million secured notes, which would allow the notes
to remain in place. The $115 million Can-Am facility is
similarly expected to remain in place. As a result, total
pro forma debt at Long Ridge is expected to be
approximately $900 million, down from $1.1 billion
previously, with approximately $185 million of tack-on
secured notes expected to be issued.
MARA Chief Financial Officer
        SHAREHOLDER LETTER Q1 2026                                                                                                                14

Earnings Webcast and Conference Call
MARA will hold a webcast and conference call today,
May 11, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific
Time) to discuss its financial results for the quarter
ended March 31, 2026.
To register to participate in the conference call or to
listen to the live audio webcast, please use this link. The
webcast will also be broadcast live and available for
replay via the investor relations section of our website.
Earnings Webcast and Conference Call Details
Date: Monday, May 11, 2026
Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific
Time)
Registration link: LINK
If you have any difficulty connecting with the conference
call, please contact MARA's investor relations team at
ir@mara.com
About MARA
MARA is a digital infrastructure company built to convert
energy into high-value compute workloads. We primarily
leverage Bitcoin mining as our core business. Building on
this foundation, we have begun pursuing opportunities
to expand our infrastructure capacity into adjacent high-
value workloads, including AI, HPC and critical IT. As our
expansion progresses, we intend to allocate capacity
across workloads based on economics and demand to
optimize asset utilization.
For more information, visit www.mara.com, or follow us
on:

X	@MARA
LinkedIn	MARAHoldings
Facebook	MARAHoldings
Instagram	@MARAHoldingsInc
MARA Company Contacts:
Telephone: 1.800.804.1690
Email: ir@mara.com
MARA Media Contact:
Email: mara-jf@joelefrank.com
        SHAREHOLDER LETTER Q1 2026                                                                                                                15
MARA Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2026	2025
Revenues	$174,614	$213,884

Costs and operating expense
Purchased energy costs	44,732	43,481
Operating and maintenance costs	30,632	19,794
Third-party hosting and other energy costs	70,048	68,183
General and administrative	86,857	85,865
Depreciation and amortization	191,556	157,897
Change in fair value of digital assets	714,677	394,162
Change in fair value of derivative instrument	41,045	(26,828)
Taxes other than on income	2,430	3,095
Research and development	8,248	9,298
Restructuring costs	45,885	—
Total costs and operating expense	1,236,110	754,947
Operating loss	(1,061,496)	(541,063)

Other loss
Change in fair value of digital assets - receivable, net	(303,912)	(116,067)
Net gain from extinguishment of debt	70,557	—
Interest income	10,532	11,995
Interest expense	(10,720)	(9,941)
Equity in net earnings of unconsolidated affiliate	(2,171)	(13)
Other	3,881	2,474
Total other loss	(231,833)	(111,552)
Loss before income taxes	(1,293,329)	(652,615)
Income tax benefit	30,932	119,172
Net loss	$(1,262,397)	$(533,443)
Less: net loss attributable to noncontrolling interest, including redeemable noncontrolling interest	2,778	244
Net loss attributable to common stockholders	$(1,259,619)	$(533,199)

Net loss per share of common stock - basic and diluted	$(3.31)	$(1.55)
Weighted average shares of common stock - basic and diluted	380,157,050	344,098,009
        SHAREHOLDER LETTER Q1 2026                                                                                                                16

	Three Months Ended March 31,
(in thousands, except share and per share data)	2026	2025
Reconciliation to Adjusted EBITDA:
Net loss attributable to common stockholders	$(1,259,619)	$(533,199)
Interest expense (income), net	188	(2,054)
Income tax benefit	(30,932)	(119,172)
Depreciation and amortization	194,739	161,002
EBITDA	(1,095,624)	(493,423)
Stock-based compensation expense	30,506	49,115
Change in fair value of derivative instrument	41,045	(26,828)
Restructuring costs	45,885	—
Acquisition and integration costs	11,018	—
Net gain from extinguishment of debt	(70,557)	—
Net gain on investments	—	(12,429)
Adjusted EBITDA (1)	$(1,037,727)	$(483,565)
        SHAREHOLDER LETTER Q1 2026                                                                                                                17
(1) Non-GAAP Financial Measures. In order to provide a more
comprehensive understanding of the information used by our
management team in financial and operational decision-making, we supplement our Condensed Consolidated Financial Statements that have been prepared in accordance with generally accepted
accounting principles in the United States ("GAAP") with the non-
GAAP financial measure of Adjusted EBITDA.
The Company defines Adjusted EBITDA as GAAP net income (loss)
attributable to common stockholders plus adjustments to add back the impacts of (1) interest, (2) income taxes, (3) depreciation and amortization and (4) adjustments for non-cash and/or non-recurring items, which currently include (i) stock-based compensation expense,
(ii) change in fair value of derivative instrument, (iii) impairment of goodwill and other assets, (iv) restructuring costs, (v) acquisition and integration costs, (vi) net gain from extinguishment of debt, (vii) net gain (loss) on investments and (viii) early termination expenses.
Management uses Adjusted EBITDA, together with the supplemental information provided herein, to understand, manage and evaluate business performance and to inform operating decision-making. The
Company relies primarily on its Condensed Consolidated Financial
Statements to evaluate financial performance and uses non-GAAP financial measures only supplementally.
We believe that Adjusted EBITDA is useful to us and to our investors because it excludes certain financial, capital structure and/or non-cash items that we do not believe directly reflect our core operations or may not be indicative of our recurring operations. These items may vary significantly over time and across companies within our industry independent of core operating performance. We believe that excluding these items allows for more meaningful period-over-period
comparisons and improved comparability relative to other companies.
Adjusted EBITDA is not a recognized financial measure under GAAP.
Investors should consider Adjusted EBITDA in addition to, but not as a substitute for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because our calculation of
Adjusted EBITDA may differ from that of other companies, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
        SHAREHOLDER LETTER Q1 2026                                                                                                                18
Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under the heading "Risk Factors" in our most recent annual report on Form 10-K and any other periodic reports that we may file with the U.S. Securities and Exchange
Commission (the "SEC"). If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See
"Forward-Looking Statements" below.

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical fact, included in this shareholder letter are forward-looking statements.
The words "may," "will," "could," "anticipate," "expect," "intend," "believe," "continue," "target" and similar expressions or variations or negatives of these words are intended to identify forward-looking statements, although not all forward-
looking statements contain these identifying words. Such forward-looking statements include, among other things, statements relating to our strategic joint venture with Starwood, including the structure, timing and expected benefits of the partnership; plans to develop, finance and operate digital infrastructure projects; our ability to fund, scale and allocate capital to joint venture projects; expected demand from enterprise, hyperscale and AI customers; expansion into artificial intelligence, inference and high-performance compute; anticipated benefits of our investment in Exaion; and potential domestic and international expansion opportunities. Such forward-looking statements are based on management's current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to, the factors set forth under the heading "Risk Factors" in our most recent annual report on Form 10-K and any other periodic reports that we may file with the SEC.